UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Cablevision Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SPECIAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT

October 8, 2007

Dear Fellow Stockholder:

          The important special meeting of stockholders of Cablevision Systems Corporation to be held on Wednesday, October 24, 2007, is rapidly approaching.  Your vote is extremely important regardless of the number of shares of common stock of Cablevision that you own.  If you have not already done so, you are urged to act promptly to vote your shares for the special meeting.

          If the merger is completed, then each share of Cablevision Class A common stock will be converted into the right to receive $36.26 in cash (other than shares held by certain members of the Dolan family and trusts for their benefit, who are more specifically identified in the proxy statement dated September 14, 2007 (the “Dolan Family Continuing Investors”), restricted stock, shares held in treasury by Cablevision and shares held by stockholders who have perfected their appraisal rights under Delaware law). Immediately prior to the merger, the Dolan Family Continuing Investors will exchange all of their shares of Cablevision common stock for equity interests in Central Park Holding Company, LLC. In the merger, all of the outstanding shares of Central Park Merger Sub, Inc. will be converted into equity interests in the surviving corporation. As a result of the merger, Cablevision will be privately owned by the Dolan Family Continuing Investors, which includes members of senior management, through their ownership of Central Park Holding Company, LLC.

          A special committee of your board of directors, consisting of two independent directors, unanimously determined that the merger agreement is fair to, and in the best interests of, the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) and recommended to the full Cablevision board of directors that the board of directors approve the merger agreement and the related amendment to Cablevision’s certificate of incorporation. In determining to make its recommendation to the board of directors, the special committee considered, among other things, the opinions of Lehman Brothers and Morgan Stanley, the financial advisors to the special committee, to the effect that, as of the date of their opinions, the cash merger consideration of $36.26 per share to be received by the holders of Cablevision Class A common stock (other than shares held by the Dolan Family Continuing Investors) in the merger is fair, from a financial point of view, to those holders.

          Cablevision’s board of directors, after considering factors including the unanimous determination and recommendation of the special committee, determined that the merger agreement is advisable and fair to and in the best interests of the holders of Cablevision Class A common stock (other than the Dolan Family Continuing Investors) and approved the merger agreement and the related amendment to Cablevision’s certificate of incorporation. Accordingly, Cablevision’s board of directors recommends that you vote in favor of the adoption and approval of the merger agreement and approval of the proposed amendment to the certificate of incorporation.

          The proxy statement provides you with detailed information about the merger agreement, the merger and the amendment to the certificate of incorporation. We urge you to read the entire document carefully, following which you are asked to return your voting instruction form at your first convenience. The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Cablevision Class A common stock and Class B common stock, voting together as a single class, and (2) the outstanding shares of Cablevision Class A common stock not held by certain members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries are required to adopt and approve the merger agreement. Accordingly, the vote of all stockholders is important in approving the merger.  Please act today to vote your shares.

          Additional instructions regarding the prompt methods of voting your common stock are contained below.  If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-758-5880.

          Thank you for your cooperation and continued support.

Sincerely,

Charles F. Dolan
Chairman of the Board

          Please use one of the following simple methods to promptly provide your voting instructions:

1.

Vote by Internet:  Go to the website www.proxyvote.com.  Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions.  The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.  You can vote via the Internet 24 hours a day, seven days a week, up until 11:59 p.m. ET on October 23, 2007. However, you are encouraged to vote as promptly as possible.

2.

Vote by Telephone: Call toll-free (800) 454-8683.  Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.  You can vote via the telephone 24 hours a day, seven days a week, up until 11:59 p.m. ET on October 23, 2007. However, you are encouraged to vote as promptly as possible.

3.	Vote by Mail: Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.